FOR IMMEDIATE RELEASE - APRIL 16, 1997



For Information Contact:
Curtis L. Hage, Chairman, President and CEO
Phone:  (605) 333-7556

HF FINANCIAL CORP. ANNOUNCES STOCK REPURCHASE UP TO 10%

HF Financial Corp. (NASDAQ:HFFC), Sioux Falls, South Dakota, today announced that its Board of Directors has authorized the Company to repurchase up to 10% of its Common Stock beginning May 1, 1997, through April 30, 1998.

Curtis L. Hage, President of HF Financial Corp., said, "The Board of Directors of HF Financial Corp. believes that its Common Stock is undervalued and that the Company is generating free capital in excess of that necessary to fund its business, and therefore, it is in the best interest of the Company and its shareholders to initiate a stock buy-back program."

On April 17, 1996 the Company announced authorization by its Board of Directors to repurchase up to 10% of its then outstanding Common Stock prior to April 30, 1997. Pursuant to this authorization, to date the Company has repurchased 138,315 shares of Common Stock or 4.49% of the outstanding Common Stock as of April 17, 1996.

Management of HF Financial Corp. stated that purchases will be made periodically in either open market or private transactions or both, in accordance with guidelines established by the Securities and Exchange Commission which includes volume restrictions designed to minimize the impact of such repurchases. The number of shares of Common Stock actually acquired by the Corporation will depend upon subsequent developments and corporate needs, and such repurchases may be interrupted or discontinued at any time.

HF Financial Corp. reported $561.3 million in total assets as of March 31, 1997. HF Financial Corp. had 2,989,421 shares of Common Stock outstanding as of April 16, 1997. HF Financial Corp. is the holding company for the Sioux Falls, SD based Home Federal Savings Bank, the Omaha, NE based HF Mortgage Corp. and HF Card Services, L.L.C., a majority owned credit card issuing subsidiary.

                                Page 4 of 4 Pages